Exhibit 99.1
[FHLBank Atlanta logo]

News Release
February 23, 2021

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces Preliminary 2020 Year-end Financial Results

ATLANTA, February 23, 2021 - Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter and year ended December 31, 2020. All numbers reported below for 2020 are approximate until the Bank announces audited financial results in its Form 10-K filing with the Securities and Exchange Commission (SEC), which is expected to be filed on or about March 4, 2021.

Net income for the fourth quarter of 2020 was $35 million, a decrease of $62 million, compared to net income of $97 million for the fourth quarter of 2019. The decrease in net income for the fourth quarter was primarily due to decrease in advance balances, as well as decreases in interest rates.

Net income for the year ended December 31, 2020 was $255 million, a decrease of $112 million, compared to net income of $367 million for 2019. The decrease in net income in 2020 was primarily due to decreases in advance balances, as well as decreases in interest rates. Additionally, in the first quarter of 2020, the Bank sold its private-label mortgage-backed investment portfolio and recorded an $85 million gain from the sale. The Bank made an additional voluntary $20 million retirement plan contribution in the first quarter of 2020, which reduced net income for the year.

Beginning in March of 2020 and continuing throughout 2020, the global pandemic associated with COVID-19 impacted conditions in the financial markets. In response to these market conditions, the Federal Open Market Committee lowered the target range for federal funds to 0.00 percent to 0.25 percent during the second quarter. This target range was maintained for the balance of the year, and market rates continued at historically low levels. Additionally, the Federal Reserve implemented a number of asset purchase programs to facilitate liquidity and support stability in the financial markets. Additional fiscal stimulus through the CARES Act and other measures further resulted in increased liquidity and deposit levels at the Bank’s member institutions. The additional market liquidity from the monetary and fiscal stimulus, including the increased deposit levels at the Bank’s member institutions, resulted in lower demand from the Bank’s members for advances, which impacted net income during 2020. The low market interest rates impacted the Bank’s income on interest-earning assets during 2020 resulting in lower net income. The Bank expects that the current low market interest rate environment, as well as decreased advance demand, will continue into the foreseeable future, which is expected to reduce the Bank’s net income for 2021.

Total assets as of December 31, 2020 were $92.3 billion, a decrease of $57.6 billion, or 38.4 percent, from December 31, 2019. Advances outstanding were $52.2 billion as of December 31, 2020, a decrease of $45.0 billion, or 46.3 percent, from December 31, 2019, as a result of decreased demand for liquidity as discussed above. Retained earnings remained strong at $2.2 billion as of December 31, 2020 and 2019. Capital stock was $5.3 billion as of December 31, 2020, a decrease of $1.9 billion, or 26.6 percent, from $7.2 billion.

The Bank's 2020 performance resulted in a return on average equity (ROE) of 3.95 percent as compared to 5.09 percent for 2019. The ROE spread to average three-month London Interbank Offered Rate (LIBOR) increased to 330 basis points for 2020, as compared to 276 basis points for 2019. The Bank is currently planning for the eventual replacement of the LIBOR benchmark interest rate, including the probability of the Secured Overnight Financing Rate (SOFR) as the dominant replacement. For comparative purposes, the Bank’s ROE spread to average SOFR was 359 basis points for 2020. As of December 31, 2020, the Bank was in compliance with its regulatory capital requirements.

-MORE-

Operational Status
As a financial institution, the Bank is part of the nation’s critical infrastructure, has continually operated its business, and has continued to serve as a reliable source of funding for our members. The Bank continues to operate in Phase 2 of its return to office plan, pursuant to which approximately 25 percent of the Bank’s employees are working on-site. To date, the Bank has not experienced significant operational difficulties or disruptions, however the possibility exists, which could impair the Bank’s ability to conduct and manage its business effectively. To date, no member of the Bank’s executive management team has been incapacitated or unable to perform duties. The Bank’s board of directors regularly reviews the Bank’s succession plan in the event of incapacitation of any executive team member.

Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

	As of December 31,
Statements of Condition	2020	2019
Advances	$52,168	$97,167
Investments	36,380	50,617
Mortgage loans held for portfolio, net	218	296
Total assets	92,295	149,857
Consolidated obligations, net	84,764	140,637
Total capital stock	3,078	4,988
Retained earnings	2,198	2,153
Accumulated other comprehensive (loss) income	(16)	22
Total capital	5,260	7,163
Capital-to-assets ratio (GAAP)	5.70%	4.78%
Capital-to-assets ratio (Regulatory)	5.72%	4.77%

	Three Months Ended December 31,		Years Ended December 31,
Operating Results and Performance Ratios	2020	2019	2020	2019
Net interest income	$69	$141	$333	$535
Net impairment losses recognized in earnings	—	(6)	—	(13)
Standby letters of credit fees	3	6	19	24
Other income	2	3	94	8
Total noninterest expense	36	36	163	146
Affordable Housing Program assessment	3	11	28	41
Net income	35	97	255	367
Return on average assets	0.14%	0.25%	0.19%	0.25%
Return on average equity	2.53%	5.26%	3.95%	5.09%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter and year ended December 31, 2020, will available in the Bank's Form 10-K that the Bank expects to file on or about March 4, 2021, with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

-MORE-

About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $6.6 billion in Affordable Housing Program funds, assisting more than 957,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including, without limitation: the impact of the COVID-19 pandemic on the Bank, its employees, members and counterparties, or on the capital markets and the U.S. economy, which impact is evolving and unknowable at this time and could include impacts to the Bank’s operations, liquidity, profitability, financial condition and results of operations, and dividend. Additional factors include legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; uncertainties relating to the potential phase-out of LIBOR; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events, including the impact and results of upcoming U.S. national elections; disruptions in information systems; membership changes; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

* * *

-- END --